ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

IEG HOLDINGS CORPORATION

(Reverse Stock Split)

Pursuant to Section 607.1006 of the Florida Business Corporation Act, IEG HOLDINGS CORPORATION, a Florida corporation (the “Corporation”), hereby amends (“Articles of Amendment”) its amended and restated articles of incorporation, as amended (“Articles”), as follows:

A.       Reverse Stock Split. Upon the Effective Time (as defined below) of these Articles of Amendment, each one (1) share of the Corporation’s common stock, par value $0.001 per share (“Common Stock”) issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into 1/1000 of a validly issued, fully-paid and non- assessable share of Common Stock, without increasing or decreasing the par value thereof, provided that no fractional shares shall be issued in respect of any shares of Common Stock held by any holder in any one account which account has fewer than 1000 shares of Common Stock immediately prior to the Effective Time, and that, instead of issuing such fractional shares, the Corporation shall pay in cash an amount per share equal to the average closing price per share of the Common Stock on the OTCQX, averaged over a period of 30 consecutive calendar days ending on (and including) the date of the Effective Time, without interest.

B.       Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation’s Board of Directors on August 26, 2016 and duly approved by the Corporation’s stockholders on August 26, 2016 as required by law and the Corporation’s Articles. The number of votes cast for the Articles of Amendment by the stockholders was sufficient for approval.

C.       Effective Time. The foregoing amendment will become effective on October 17, 2016, at 6:00 (“Effective Time”).

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of October 11, 2016.

IEG HOLDINGS CORPORATION

By:	/s/ Paul Mathieson
Name:	Paul Mathieson
Title:	President and Chief Executive Officer